EXHIBITS 5

                               Adorno & Yoss, P.A.
                     350 East Las Olas Boulevard, Suite 1700
                         Fort Lauderdale, Florida 33301

                                February 17, 2004

Segmentz, Inc.
18302 Highwoods Preserve Parkway
Suite 100
Tampa, Florida 33647

         Re:      Registration Statement on Form SB-2
                  Segmentz, Inc. (the "Company")

Gentlemen:

      This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration for public sale of 12,577,330 shares (the "Registerable Shares") of common stock, $.001 par value ("Common Stock"), and 6,141,248 shares of Common Stock reserved for issuance upon exercise of outstanding common stock purchase warrants (the "Reserved Shares").

      In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Certificate of Incorporation, as amended, and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company authorizing the offering and the issuance of the Common Stock and related matters; (c) the Registration Statement and the exhibits thereto; (d) the instruments defining the terms and conditions of the Reserved Shares; and (e) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon. As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

      Based upon and subject to the foregoing, we are of the opinion that (1) the currently outstanding Registerable Shares have been legally issued and are fully paid and non-assessable, and (2) the
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Reserved Shares,  when issued and upon payment of the agreed upon  consideration therefore, will be legally issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to use our name under the caption "Legal Matters" in the prospectus comprising part of the Registration Statement.

      We own 100,000 common stock purchase warrants exercisable for $1.40 per share until January 8, 2006.

                                        Sincerely,


                                        /s/ Adorno & Yoss, P.A.
                                        ----------------------------------------
                                        ADORNO & YOSS, P.A.